SUBLICENSE AGREEMENT

        This Sublicense Agreement (this "Agreement"), is made and entered into as of June 14, 2006 (the "Effective Date"), by Fluorometrix Corporation, a Massachusetts corporation having an address of 24 Timber Edge Road, PO Box 816, Stow, Massachusetts 01775-0816 ("Licensor"), and Scientific Industries, Inc., a Delaware corporation having an address at 70 Orville Drive, Airport International Plaza, Bohemia, New York 11716 ("Licensee").

Purpose and Background

        Licensor has been granted a license from the University of Maryland, Baltimore County ("UMBC") with respect to UMBC Know-how and UMBC Patent Rights (as defined below) pursuant to the terms and conditions of two License Agreements between UMBC and Licensor (the "UMBC License Agreements"), which, among other things, contemplates the Licensor granting sublicenses under such license. A copy of the two UMBC License Agreements is attached as Exhibit A.

        Pursuant to the terms and conditions of this Agreement, the Licensor is granting a sublicense to Licensee, to the extent that Licensor has the right to grant such license pursuant to the UMBC License Agreements and subject to and in accordance with the terms and conditions set forth herein and therein, to use the UMBC Know-how and UMBC Patent Rights in connection with the Licensee's development, manufacture, production, distribution, sale, export and import of commercial products within the Licensed Field (as defined below)

Agreement Terms

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledge by each of the Parties, the Parties hereto agree as follows:

1.    Definitions.
	1.1	"Affiliate" shall mean any corporation, firm, limited
liability company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1 .1, "control" means owners directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

   	1.2	"Agreement" shall mean this Sublicense Agreement by and
between Licensor and Licensee.

	1.3	 "Documentation" shall mean written material(s) and/or
manual(s) provided by Licensor to Licensee and any on-line help files or other on-line materials regarding or related to the UMBC Patent Rights and/or UMBC Know-how.

	1.4	"Effective Date" shall have the meaning given to it in
the introductory paragraph hereof; provided, that the effectiveness of this Agreement is subject to the pertinent terms and conditions hereof.

	1.5	"First Commercial Sale" shall mean, on a country-by-country
basis, the date of the first arm's length transaction, transfer or disposition for value to a Third Party of a Unit by or on behalf of Licensee or any Affiliate or Subsidiary of Licensee in such country.

	1.6	"Intellectual Property Rights" shall mean any and all right, title and interest in and to any and all patents and all patent applications (including, without limitation, originals, divisions, continuations, continuations-in-part, CPA's, RCE's, provisional, extensions or reissues), design rights (whether registered or not and all applications for the foregoing), copyrights, database rights, topography rights, mask work rights, applications to register any of the aforementioned rights, trade secrets, rights in unpatented know-how and show-how, information, data, drawings, concepts, drawings, schematics, specifications, object code and machine-readable copies of any software, source code relating to any software, rights of confidence, rights of authorship, and any other intellectual or industrial property rights of any nature whatsoever in any part of the world and whether arising under the common law, state law, federal law or the laws of any foreign country.

      1.7	"Territory" shall mean the world.

	1.8	"Confidential Information" as used herein means information
about the UMBC License Agreements, this Agreement, any amendment or addenda hereto or thereto, UMBC Patent Rights, UMBC Know-how and any other proprietary information supplied to Licensee by Licensor or UMBC deemed to be of value and not commonly known to others within the relevant industry. Confidential Information will not include information which Licensee demonstrates with documentary evidence: (a) was filed with any governmental agency on a non-confidential basis or was known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no action of Licensee; (b) was in Licensee's possession prior to the time of the disclosure (provided that Licensee did not receive such information from a party that was subject to a confidentiality agreement with Licensor or UMBC); (c) is subject to a subpoena, summons or other legal process, or (d) was developed by Licensee independent of the disclosure by Licensor or UMBC.

	1.9	"UMBC License Agreements" shall have the meaning given to
it in the above Recitals.

	1.10	"UMBC Patent Rights" shall mean the patent(s) described
in Exhibit B attached hereto, and the invention disclosed and claimed therein and any divisional, continuation, reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto; and any corresponding foreign patent applications, or other equivalent foreign patent rights issuing, granted or registered thereon.

	1.11	"UMBC Know-how" shall mean that know-how which Licensor is
licensed by UMBC to use pursuant to the UMBC License Agreements.

 	1.12	"Licensee" shall mean Scientific Industries, Inc.

	1.13	"Licensor" shall mean Fluorometrix Corporation.

	1.14	 "Licensed Field" shall mean all possible applications using incubator systems for Bioreactor Vessels, , in volumes of two hundred fifty (250) milliliters or more but not greater than five (5) liters.

	1.15	"Licensed Product" shall have the meaning given to it in the
UMBC License Agreements.

	1.16	"Bioreactor Vessels"  shall mean a line of bioreactor vessels, culture bags or other incubator systems vessels, including either one, two, or three sensor patches produced by UMBC, Licensor, Licensee or other parties, including gamma sterilized vessels, for use with the Licensee's equipment and accessories.

	1.17	"Patches" shall mean the sensor patches produced by UMBC,
Licensor, Licensee or other parties, including gamma sterilized patches, for use with the Licensee's equipment and accessories, including (without limitation) patches for measuring DO, pH, CO2 and/or other gases or chemical conditions within the Bioreactor Vessels.

	1.18	"Fluorometrix Sensing Devices" shall mean the non-invasive
sensing electronics for measuring in combination with the Patches DO, pH, CO2 or other gases or chemical conditions within the Bioreactor Vessels.

	1.19	"The SI Bioreactor Vessel System" shall mean the combination of
Bioreactor Vessels, and Fluorometrix Sensing Devices including any equipment and accessories produced by Licensee (or its subcontractors) necessary for the exclusive conjunctive use with the Bioreactor Vessels and Fluorometrix Sensing Devices to be sold, distributed, exported and imported under the sublicense granted in this Agreement.

	1.20	"Unit" shall mean one complete SI Bioreactor Vessel System sold as a single entity (including any and all accessories required for the proper use thereof), the manufacture, use, or sale of which is pursuant to the sublicense granted under this Agreement.

	1.21	"Unit Sales Price" shall mean the gross invoiced sales price for any Unit sold by Licensee, its Affiliates or Subsidiaries throughout the Territory during each calendar quarter, less the following amounts incurred, allowed or paid by Licensee or its Affiliates or Subsidiaries during such calendar quarter with respect to sales of Units regardless of the calendar quarter in which such sales were made:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental organizations;

(b) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Units ;

(c) charges for insurance, freight, and other transportation costs directly related to the delivery of a Unit; and

(d) taxes, tariffs, duties or governmental charges levied on the sales, transfer, transportation or delivery of a Unit (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever.

	1.22	"Vessel Sales Price" shall mean the gross invoiced sales price for any Bioreactor Vessels manufactured by Licensee under the sublicense granted in Section 2.1(b) and sold by Licensee, its Affiliates or Subsidiaries throughout the Territory during each calendar quarter, less the following amounts incurred, allowed or paid by Licensee or its Affiliates or Subsidiaries during such calendar quarter with respect to sales of such Bioreactor
Vessels regardless of the calendar quarter in which such sales were made:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental organizations;

(b) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Bioreactor Vessels ;

(c) charges for insurance, freight, and other transportation costs directly related to the delivery of Bioreactor Vessels; and

(d) taxes, tariffs, duties or governmental charges levied on the sales, transfer, transportation or delivery of Bioreactor Vessels (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever.
	1.23	"Third Party" shall mean any person other than UMBC, Licensee,
Licensor and their respective Affiliates.


2.    License; Limitations and Restrictions.

        2.1    Grant of License to UMBC Patent Rights and UMBC Know-how to
Licensee.

	(a)	Licensor hereby grants to Licensee, subject to compliance by
Licensee with the terms and conditions of this Agreement, a non-exclusive, worldwide, nontransferable sublicense, without the right to further sublicense, to use the UMBC Patent Rights and UMBC Know-how to develop, make, have made, distribute, sell, import and export the SI Bioreactor Vessel System, and related components, accessories and equipment, in the Licensed Field.

	(b)	Licensor hereby grants to Licensee, subject to compliance by
Licensee with the terms and conditions of this Agreement and the conditions provided below, a non-exclusive, worldwide, nontransferable sublicense, without the right to further sublicense, to use the UMBC Patent Rights and UMBC Know-how to develop, make, have made, distribute, sell, import and export the Fluorometrix Sensing Devices, Bioreactor Vessels and  Patches in
the Licensed Field.   Notwithstanding the foregoing, Licensee may not use
the non-exclusive licenses granted under this Section 2.1(b) to make or have made any Fluorometrix Sensing Devices or Patches so long as Licensor and UMBC, respectively, are fulfilling their supply requirements to Licensee pursuant to separate agreements therefor.

	        2.2    No Other Licenses or Rights.    This Agreement does not
authorize any use of the UMBC Patent Rights or UMBC Know-how other than that which is expressly set out herein. Except as expressly granted in this Agreement, no other license or right to sublicense or other right is granted, by implication, estoppel or otherwise to Licensee under any UMBC Know-how, UMBC Patent Rights or any Intellectual Property Rights of UMBC and/or Licensor. Licensee agrees and acknowledges that, except as otherwise set forth herein, Licensor, on behalf of UMBC, to the extent such right has been granted to it under the UMBC License Agreements, reserves to itself all rights in all fields, territories and technologies under or with respect to the UMBC Know-how, UMBC Patent Rights and Intellectual Property Rights of UMBC therein.

	2.3    No Transfer of Title or Ownership.    This Agreement does not
transfer to Licensee title or any Intellectual Property Rights to the UMBC Know-how or UMBC Patent Rights (or any part or element thereof), any Documentation (or any part or element thereof), or any copyrights, patents, trade secrets, or trademarks, or other proprietary rights embodied or used in connection therewith, except for the limited rights expressly granted herein. Licensee hereby agrees and acknowledges that UMBC is the sole owner of and shall retain all ownership right, title and interest in and to the UMBC Know-how and UMBC Patent Rights (and all Intellectual Property Rights therein). Licensee hereby agrees that Licensee shall not contest or oppose or otherwise participate in or support any challenge, including without limitation a challenge to ownership, validity, scope or enforceability of any UMBC Know-how or UMBC Patent Rights (or any Intellectual Property Rights therein), nor shall Licensee participate in or support in any way any reissue, reexamination or reconsideration thereof.

	2.4    Right to Audit.    Licensee will keep complete, true and accurate
books of account, records of production, engineering documents, etc. for the purpose of showing its compliance with the terms of this Agreement. Such books, records and documents will be kept at Licensee's principal place of business at all times during the term of this Agreement and for a period of at least three years after termination or expiration of this Agreement for any reason. Upon not less than ten (10) business days advance written notice to Licensee, and no more often than once per year, either UMBC's or Licensor's designated representative, at Licensor's expense, shall have the right to inspect Licensee's records relevant to this Agreement only (and not business data of Licensee that is irrelevant to this Agreement) during normal business hours solely for the purposes of verifying the compliance by Licensee with the provisions of this Agreement. A final inspection shall occur no later than ninety (90) days after the termination or expiration of this Agreement.

 	2.5    U.S. Export Control Approvals.    Licensee acknowledges and
agrees that prior to any export of Licensed Products by the Licensee it shall obtain all necessary and advisable approvals from the United States Department of Commerce (Bureau of Industry and Security) and any and all other applicable U.S. and foreign governmental agencies. (collectively, "Export Control Approvals") for such Licensed Products.

	2.6    Newly Developed Technology.    During the term of this Agreement,
the Licensee may create new technology outside the scope of the UMBC Patents and UMBC Know-how, but relevant to the equipment, accessories and other products produced by or for Licensee pursuant to this Agreement. Such improvements, modifications, refinements or other alterations shall hereinafter be referred to as "Newly Developed Technology" and may, but need not necessarily, constitute one or more inventions, whether patentable or not. All Newly Developed Technology developed solely (i.e., without any joint contribution by UMBC or Licensor) by Licensee and all Intellectual Property Rights therein shall be owned by Licensee. Licensee may make any registrations or filings with respect to any Newly Developed Technology with written notice to Licensor.

	2.7	Patent Marking.    To the extent commercially feasible as
consistent with prevailing business practices, Licensee shall mark, and shall cause its Affiliates and Subsidiaries to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the UMBC Patent Rights that applies to such
 Licensed Product.


3.	License Fees, Royalties and Payment

	3.1	License Fee. In consideration of the grant of the license
described in Section 2.1, Licensee hereby agrees to pay Licensor a one-time up-front license fee in the amount of $20,000, payable upon execution of this Agreement (the "Commencement Date"), which payment shall be non-refundable and non-creditable.

	3.2	Payment of Royalty-Prepayments and Royalties. In further
consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this
Section 3), Licensee shall pay Licensor a royalty prepayment ("Royalty
Prepayment") of $20,000, payable upon execution of this Agreement.   The
Royalty Prepayment shall be fully creditable against royalties owed as provided in Section 3.2(a) and (b) below.

	(a) Commencing on the date of the First Commercial Sale of a Unit in the Territory and continuing for the duration of the Term of this Agreement, Licensee agrees to pay to Licensor, as provided herein, a royalty (the "Unit Royalties Owed") equal to Six Percent (6%) of the Unit Sales Price for each Unit sold in countries where UMBC Patent Rights are in force, but excluding (i) the cost of the Bioreactor Vessels purchased from a third party manufacturing the same under a sublicense from Licensor and sold as part of a Licensed Product, (ii) the cost of the Fluorometrix Sensing Devices purchased from Licensor and sold as part of a Licensed Product and (iii) the cost of Patches. No royalties shall be due for Units sold elsewhere in the Territory.

	(b) Commencing on the date of the First Commercial Sale of a Unit in the Territory and continuing for the duration of the Term of this Agreement, Licensee agrees to pay to Licensor, as provided herein, a royalty (the "Vessel Royalties Owed") equal to Six Percent (6%) of the Vessel Sales Price for Bioreactor Vessels manufactured by Licensee under the sublicense granted in Section 2.1(b) and sold in countries where
UMBC Patent Rights are in force. No royalties shall be due for Bioreactor Vessels sold elsewhere in the Territory.

	(c) Within forty-five (45) days of each Commencement Date anniversary during the Term, Licensee shall submit to Licensor a written report (the "Report") setting forth in reasonable detail (i) the calculation of the aggregate Unit Sales Price and Vessel Sales Price received by Licensee during such twelve month period, if any, and the corresponding Unit Royalties Owed and Vessel Royalties Owed and (ii) the calculation of the net difference between the Royalty-Prepayment paid at the beginning of such twelve month period in accordance with this Section 3.2 and the aggregate of the Unit Royalties Owed and Vessel Royalties Owed for such twelve month period. If the aggregate Royalties Owed is greater than the Royalty-Prepayment, then such report will be accompanied by a check payable to Licensor in the amount of such difference and if the Royalty-Prepayment is greater than the aggregate Royalties Owed, then Licensee shall deduct such Royalty-Prepayment overage from the Subsequent Prepayment next due from Licensee.

	3.3	Currency; Taxes.

	3.3.1 Currency. All payments hereunder shall be made in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States
(as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The
Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

	3.3.2 Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service.

	3.4	Records Retention; Review.

	3.4.1  Records.  Commencing as of the Commencement Date as per
Section 3.2(a), Licensee (and its Affiliates and Subsidiaries) shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee (and its Affiliates and Subsidiaries), as the case may be, of each Unit and Bioreactor Vessels in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

	3.4.2 Review. Subject to the other terms of this Section 3.4.2, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days' prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under this Section 3.4. In every case the accountant must have previously entered into a confidentiality agreement with both Parties limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and purposes germane to this Section 3.4. Results of any such review shall be binding on both Parties absent manifest error. Licensor agrees to treat the results of any such accountant's review of the Licensee's records under this Section 3.4 as Confidential Information of the Licensee. If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more, Licensee shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor in connection with the review. If any review reveals an overpayment in the calculation and/or payment of royalties by Licensee, then Licensor shall issue a credit to Licensee for future Royalties
Owed UMBC also shall have a right to review the Licensee's records pursuant to the terms of the UMBC License Agreements.

4.	Patent  Status

	4.1.	Responsibility for UMBC Patent Rights.

	(a)	Licensor covenants that pursuant to the UMBC License
Agreements it shall maintain all of the UMBC Patent Rights in the United States of America, Europe and Canada. Licensee shall have reasonable opportunities to advise Licensor and shall cooperate with Licensor in such maintenance of the patents securing the UMBC
Patent Rights.

	(b)	Licensor covenants that pursuant to the UMBC License
Agreements it shall maintain in the United States of America, Europe and Canada any patents, patent applications, continuations, continuations-in-part and divisionals having claims covering the subject matter of improvements and enhancements to the UMBC Patent
Rights made by Licensor. Licensee shall have reasonable opportunities to advise Licensor and shall cooperate with Licensor in such maintenance.

	(c)	Licensor will provide Licensee with notice of any change in
patent status of the UMBC Patent Rights within 10 days from the time Licensor is made aware of any change, including without limitation awareness of any Third Party patent, patent application or other intellectual property rights that would be infringed by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes UMBC Patent
Rights or event or series of events that would reasonably be expected to result in invalidation of any claim within the UMBC Patent Rights.

5.	Infringement.

	5.1.	Notification of Infringement.  Each Party agrees to provide
written notice to the other Party promptly after becoming aware of any infringement of the UMBC Patent Rights.

	5.2.	Right to Prosecute Infringements of the UMBC Patent Rights.

	    (a)	Licensor shall have the right to enforce any patent
within the UMBC Patent Rights against any infringement or alleged infringement thereof within the Licensed Field, and shall at all times keep Licensee informed as to the status thereof. Licensor may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account subject to Section 5.5 any damages, awards or settlements resulting therefrom. Licensee shall reasonably cooperate in any such litigation at Licensor's expense.

If Licensor elects not to enforce any patent within the UMBC Patent Rights, then it shall so notify Licensee in writing within ninety
(90) days of receiving notice that an infringement exists, and Licensee may, pursuant to the terms of the UMBC License Agreements, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.. If required by law, Licensor shall permit any action under this Section 5.2 to be brought in its name, including being joined as a third-party plaintiff, provided that Licensee shall hold Licensor harmless from, and indemnify Licensor against, any costs, expenses, or liability that Licensor incurs in connection with any such action. Any recovery obtained shall belong to Licensee, subject to Licensor's responsibilities to UMBC under the UMBC License Agreements, if any. Licensee shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 5.2 which would restrict Licensor's license and use of the UMBC Patent Rights in the Licensed Field in the Territory without the prior written consent of Licensor, which will not be unreasonably withheld or delayed.

	5.3.	Declaratory Judgment Actions.  In the event that a
declaratory judgment action is brought against Licensor or Licensee by a third party alleging invalidity or unenforceability of the UMBC Patent Rights in the Territory within the Licensed Field, Licensor shall assume the sole defense of the action and the UMBC Patent Rights at its own expense. If Licensor fails to do so, Licensee may take over the sole defense of the action at Licensee's sole expense.

	5.4.	Cooperation.  Each Party agrees to cooperate in any action
under this Section 5 which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

	5.5. 	Recovery. Any recovery by Licensee under Section 5.2 shall
be deemed to reflect loss of commercial sales, and Licensee shall pay to Licensor fifteen percent (15%) of the recovery net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Licensee to Licensor hereunder in connection with sales in the country of such legal proceedings, provided, however, that any such credit under this Section shall not exceed fifty percent (50%) of the royalties otherwise payable to Licensor with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years

6.    Warranties; Disclaimers.

        6.1    Limited Representation by Licensor.    Licensor warrants
only that, as of the Effective Date, to the actual knowledge of Licensor, the UMBC Know-how and UMBC Patent Rights sublicensed to Licensee are owned by UMBC and have been licensed to Licensor and, to Licensor's actual knowledge, without due inquiry, do not infringe any intellectual property right of any third party. Licensee's exclusive remedy and Licensor's sole obligation for breach of this warranty are set forth in
Section 7.1 (Indemnification).

        6.2  Disclaimer.   EXCEPT FOR THE LIMITED REPRESENTATION MADE BY
LICENSOR IN SECTION 6.1 ABOVE, THE UMBC CONFIDENTIAL INFORMATION, THE UMBC KNOW-HOW, THE UMBC PATENT RIGHTS, THE DOCUMENTATION, AND ALL INTELLECTUAL PROPERTY RIGHTS THEREIN AND ALL MATERIALS RELATED THERETO AND THE USE THEREOF IS PROVIDED BY LICENSOR AND IS ACCEPTED BY LICENSEE "AS IS" AND "WITH ALL FAULTS." LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO SAME AND/OR THEIR QUALITY, PERFORMANCE, MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. FURTHER, THERE IS NO AFFIRMATION OF FACT, ACCURACY, COMPLETENESS, CAPABILITY OR PERFORMANCE, EXPRESS OR IMPLIED, MADE BY LICENSOR WITH RESPECT TO THE UMBC CONFIDENTIAL INFORMATION, THE UMBC KNOW-HOW, UMBC PATENT RIGHTS, DOCUMENTATION, THE INTELLECTUAL PROPERTY RIGHTS THEREIN AND ALL MATERIALS RELATED THERETO
OR THE USE THEREOF.

        WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR DOES NOT WARRANT THAT THE UMBC KNOW-HOW IS COMPLETE OR THAT IT WILL BE FREE FROM ANY DEFECTS OR ERRORS OR THAT THE UMBC KNOW-HOW OR ANY PORTION THEREOF IS DESIGNED TO MEET ANY OF LICENSEE'S TECHNICAL OR BUSINESS REQUIREMENTS.

	7.    Indemnification.

	7.1    Indemnification by Licensor.

(a) Except to the extent of Licensee's responsibility under Section 7.2 below and subject to Section 8.1 (Limitation of Liability) below, Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the
"Licensee Indemnities"), from and against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnities or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, or (c) the gross negligence or willful misconduct on the part of Licensor or patent infringement or infringement of other intellectual property rights with respect to Licensee's manufacture, distribution, sale, export or import of the SI Bioreactor Vessel System to the extent such infringement action is based on use of the UMBC Patent Rights and UMBC Know-how hereunder or the Bioreactor Vessels.

	(b) Licensor, at its own expense, shall defend all such suits or actions within the scope of its indemnity obligations under this
Section 7.1, provided Licensor is promptly notified of such suits or actions, given access to all evidence in Licensee's possession, and given reasonable assistance by Licensee in Licensor's sole control of defense thereof and all negotiations for its settlement or compromise. Licensor shall have no liability to Licensee for any settlement or compromise incurred or made by Licensee without Licensor's prior written consent (which consent shall not unreasonably be withheld or delayed). Licensee's failure to give prompt notice will not vitiate Licensor's indemnity obligations unless the late notice has materially prejudiced Licensor's right of defense.

                7.2    Indemnification by Licensee.

(a) Subject to Section 8.1 (Limitation of Liability), Licensee shall indemnify, defend and hold harmless Licensor and its affiliates, subsidiaries, partners, principals, officers, directors, employees, agents and permitted assigns against any costs, loss, damages or liabilities that arise out of, or in connection with, any intellectual property infringement lawsuit brought by any third party against Licensor with respect to Licensee's manufacture, distribution, sale, export or import of the SI Bioreactor Vessel System to the extent that such infringement action is based on the Licensee's SI Bioreactor Vessel System, but excluding any claim based on use of the UMBC Patent Rights and UMBC Know-how hereunder or the Bioreactor Vessels as covered in
Section 7.1 above.

	(b)	Subject to Section 8.1 (Limitation of Liability), Licensee
shall indemnify, defend and hold harmless Licensor and UMBC and each of their respective affiliates, subsidiaries, partners, principals, officers, directors, employees, agents and permitted assigns against any costs, loss, damages or liabilities that arise out of or in connection with any breach by Licensee of this Agreement, including any inaccuracy or breach of any representation, warranty or covenant of Licensee contained herein and any unauthorized modification or alteration by Licensee (or any third party on behalf of Licensee) of the UMBC Know-how (or any part or element thereof), the UMBC Patent
Rights (or any part or element thereof).

	(c) Licensee, at its own expense, shall defend all such suits or actions within the scope of its indemnity obligations under this
Section 7.2, provided Licensee is promptly notified of such suits or actions, given access to all evidence in Licensor's possession, and given reasonable assistance by Licensor in Licensee's sole control of defense thereof and all negotiations for its settlement or compromise. Licensee shall have no liability to Licensor for any settlement or compromise incurred or made by Licensor without Licensee's prior written consent (which consent shall not unreasonably be withheld or delayed). Licensor's failure to give prompt notice will not vitiate Licensee's indemnity obligations unless the late notice has materially prejudiced Licensee's right of defense.

        7.3    Notification; Cooperation.    Each Party shall promptly
notify the other, in writing, of each infringement claim of which such Party becomes aware, and such Party shall reasonably cooperate with the other Party and make reasonably available to the other all information, including but not limited to documents and witnesses, reasonably necessary to conduct an adequate and appropriate defense to such infringement claim.
8.    Limitation Of Liability.
        8.1    No Liability for Special Damages.    NOTWITHSTANDING
ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES OR UNDER ANY LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, BREACH OF CONTRACT OR TORTIOUS CONDUCT), BE
LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECULATIVE, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, OR FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY MALFUNCTIONS, DELAYS, LOSS OF DATA, LOSS OF REVENUE
OR PROFITS, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

9.    Confidentiality; Publicity.

        9.1    Confidentiality.    In connection with the transactions
contemplated by this Agreement, Licensee will obtain or have access to UMBC Confidential Information. UMBC Confidential Information may be disclosed by Licensee only to those persons within Licensee and Licensor who "need to know" such information in order to perform their responsibilities under this Agreement on behalf of Licensee. Licensee will, and will cause each of its employees to: (a) keep in utmost confidence all UMBC Confidential Information; (b) not use any UMBC Confidential Information for any purpose other than the performance of this Agreement; and (c) not disclose any UMBC Confidential Information to any third party without Licensor's prior written consent. Without limiting the foregoing, Licensee agrees to employ with regard to such UMBC Confidential Information procedures no less restrictive than the strictest procedures used by Licensee to protect its own confidential information, and in no case less than a reasonable degree of care under the circumstances. Licensee shall promptly notify Licensor of any known unauthorized use or disclosure of the UMBC Confidential Information, and will cooperate with Licensor in any litigation brought by Licensor against third parties to protect its proprietary rights.

	9.2	Publicity.  Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

	9.3	Use of Name. Neither Party shall employ or use the name of
the other Party or UMBC in any promotional materials or advertising without the prior express written permission of the other Party or UMBC, as the case may be.

        9.4    Equitable Relief.    Licensee agrees that, because the
breach or threatened breach of any of the terms of this Section 9 by Licensee may result in immediate and irreparable injury to UMBC and Licensor, UMBC and Licensor may be entitled to an injunction restraining Licensee from any such breach to the fullest extent allowed by law.

10.    Term and Termination.

        10.1    Term.    The Term of this Agreement shall commence on the
Effective Date and continue for a period co-terminus with the last term to expire under the UMBC License Agreements, unless terminated earlier in accordance with Section 10.2 or 10.3. At the expiration of the Term of this Agreement, both Parties agree to reasonably cooperate with each other to return any materials or equipment required to be so returned.

        10.2    Termination.    In addition to the provisions of Section
10.1 and 10.3 and the other provisions pertaining to the effectiveness of this Agreement set forth elsewhere herein, this Agreement may be terminated by either Party (i) after the material breach of this Agreement by the other Party which is not cured within thirty (30) days after the non-breaching Party provides the breaching Party with written notice of such breach, (ii) upon the filing of a petition by the other Party seeking to take advantage of any laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts after thirty (30) days written notice to the other Party; or (iii) upon the dissolution of Licensee. Upon termination of this Agreement for any reason:
(a) except as set forth herein, Licensee shall have no right to use, manufacture or have manufactured, offer for sale, sell, export or import Licensed Products or any other product incorporating or manufactured in accordance with UMBC Know-how and UMBC Patent Rights; and (b) Licensee shall return all of the UMBC Know-how, regardless of form and including, without limitation, all copies, analyses, derivations and compilations of UMBC Know-how to Licensor within ninety (90) days after the termination of this Agreement for any reason and provide written verification by a senior officer of Licensee that all UMBC Know-how has been returned to Licensor.

	10.3	Voluntary Termination.  At any time  Licensee may terminate this
Agreement, for any reason or no reason, upon sixty (60) days written notice to the Licensor.

	10.4	 Effect of Termination.  Upon any termination of this Agreement,
(a) as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically; provided, however, that if such termination is for any reason other than Licensee's breach of its obligations under this Agreement, Licensee shall have a continuing license and right to sell its inventory of Licensed Products, Bioreactor Vessels and related components, supplies and equipment, for a period of six (6) months following such termination and (b) within ten (10) days of the effective date of such termination, Licensee shall deliver to Licensor the Report and all Royalties Owed in accordance with Section 3.2(d) as of the termination effective date. If Licensee shall continue sales of its inventory after the effective date of such termination, it shall continue to pay Royalties and to provide Reports to the Licensor pursuant to the terms of Section 3.

	10.5	No Termination of UMBC License Agreements.  Licensor hereby
covenants that so long as the Licensee is not in breach of the provisions of this Agreement, Licensor shall not voluntarily terminate either or both of the UMBC License Agreements.

11.    Additional Terms.

        11.1    Governing Law.    This Agreement shall be governed by
and construed in accordance with the laws of the State of Maryland, without regard for its choice and or conflict of laws provisions and is subject to all other applicable governmental laws and regulations, including but not limited to applicable regulations and requirements of any regulatory agency concerning the export or import of Licensed Products and the export of UMBC Know-how and UMBC Patent Rights from the United States of America.

        11.2    Compliance With Laws.    In exercising its rights and
meeting its obligations under this Agreement, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any domestic or foreign governmental body having urisdiction over the exercise of rights under this Agreement.

        11.3    Successors and Assigns.    This Agreement will be binding
upon the Parties and will inure to their benefit and the benefit of their permitted successors and assigns. Licensee shall not assign or subcontract this Agreement or any of its interests, rights or obligations hereunder without the prior written consent of Licensor, which shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement without such consent shall be rendered null and void.

        11.4    Relationship of the Parties.    Each Party hereto is
contracting independently with the other and neither Party shall be deemed to be an agent, representative or a partner of the other as a result of ny provision of this Agreement. Neither Party shall have the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other Party or to bind the other Party in any manner for any purpose.

        11.5    Headings and Captions.    The headings and captions used in
this Agreement are inserted for convenience only and shall not affect the construction or interpretation of the respective provisions of this Agreement.

       11.6    Interpretation.    Each Party, represented by counsel, has
cooperated in the drafting and preparation of this Agreement. Accordingly, this Agreement shall not be construed against any Party on the basis that such Party was the drafter.

        11.7    No Modifications.    No modifications, changes or waivers of
this Agreement shall be valid unless made in writing and signed by authorized representatives of both Licensor and Licensee.

        11.8   No Waiver.    The failure or delay of a Party to exercise its
rights hereunder or any custom or practice of a Party in variance with the terms hereof shall not constitute a waiver by the relevant Party of the terms f this Agreement and the rights granted to the relevant Party herein are to the right of the relevant Party to demand exact compliance with the terms hereof. Waiver by a Party of any particular default by the other Party shall not constitute a waiver of any subsequent default of the same or different nature.

        11.9    Partial Invalidity.    If any provision of this Agreement shall
be declared void, voidable, illegal or unenforceable by any court of competent jurisdiction, such declaration or finding shall not void or cancel the other provisions of this Agreement which shall remain binding upon the Parties. Any provision of this Agreement if found invalid, illegal or unenforceable shall be renegotiated by the Parties to accomplish so far as possible the business purpose of this Agreement.

        11.10    Entire Agreement.    This Agreement and the Exhibit attached
hereto constitutes the entire and complete agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior understandings, promises, representations and agreements, oral or written.
The Parties further intend that this Agreement and the Exhibit attached hereto constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement. Neither Party shall be bound by or liable to the other for any representation, promise, or inducement, whether prior to or concurrent with, made by any agent or person in the other's employ, not embodied in this Agreement or the Exhibit attached hereto.

       11.11    Survival of Certain Provisions.    The obligations set forth
in Sections 2.3, 2.5, 2.6 and 2.7  and Articles 3, 6, 7, 8, 9, 10 and 11
shall survive and remain in effect beyond any termination or expiration of this Agreement and shall apply to either Party's permitted successors and assigns.

        11.12    Force Majeure.    Neither Party shall be held liable or
responsible for delay or failure to perform any of such Party's obligations under this Agreement occasioned by any cause beyond its reasonable control, including but not limited to war, acts of God, acts of terrorism, civil disturbance, fire, flood, earthquake, epidemic, quarantine restrictions, unusually severe weather, acts or defaults of common carriers, freight embargoes, strike or other labor trouble, lack of or inability to obtain raw materials, transportation, labor, fuel or supplies; power outages, governmental laws, acts, regulations, embargoes, or orders (whether or not such later prove to be invalid), commercial impracticability (as defined in UCC 2-615) or any other cause, contingency or circumstance within or without the United States not subject to such Party's reasonable control (a "Force Majeure Event"). The Party suffering a Force Majeure Event shall notify the other Party of such Force Majeure Event within a commercially reasonable time. A Party shall be excused from its performance to the extent caused by such Force Majeure Event; provided that such Party (i) timely gives notice of the Force Majeure Event to the other Party after its occurrence, (ii) uses its reasonable efforts (including executing any disaster plan) to overcome, mitigate and remove the cause of the event preventing or delaying performance, (iii) continues the performance of all its obligations under this Agreement that are not prevented or delayed and (iv) upon cessation of the Force Majeure Event, within a commercially reasonable time resumes performance of the obligations which were prevented or delayed.

        11.13    Notices.    Any notices required to be given from one
Party to the other shall be in writing and shall be deemed to have been properly given and effective on the date of delivery if delivered by hand, courier service or facsimile (provided such facsimile delivery is confirmed in writing sent by first class mail). Notices which are mailed, by First Class Mail, Registered or Certified with Return-Receipt, postage prepaid, shall be deemed to have been properly given and effective five days after the date of mailing. All notices shall be sent to the addressee at the address set forth at the head of this Agreement or to such address as may be designated by written notice to the other Party.

        11.14    Further Assurances.    Each Party to this Agreement,
upon the request of the other Party, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

        11.15    Counterparts.    This Agreement may be signed in two or
more counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument.

        11.16     Section 365(n).   All licenses granted under this
Agreement are deemed to be, for purposes of Section 365(n) of the U.S . Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Licensee not later than:
(a) the commencement of bankruptcy proceedings against the Licensor, upon written request, unless the Licensor elects to perform its obligations under the Agreement, or (b) if not delivered under
Section 11.16(a), upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

        IN WITNESS WHEREOF, the Parties hereby have executed this Agreement as of the last date indicated below to be effective as of the Effective Date by their duly authorized representatives.

Fluorometrix Corporation (Licensor)   Scientific Industries, Inc. (Licensee)


By:  /s/ Joseph Qualitz               By: /s/ Helena Santos

Name:  Joseph Qualitz                 Name:  Helena Santos

Title:  President                     Title:  President

Date:  June 14, 2006                  Date:  June  14, 2006



                       Exhibit A

                UMBC License Agreements



                      Exhibit B

                    UMBC Patents

UMBC Ref. 2343GR
Bioreactor and Bioprocessing Technique
US Patent No.6,673,532 issued 1/6/2004
EPO Patent Application S/N 01961662.2 filed August 14, 2001
Canada Patent Application  S/N 2,429,474 filed August 14, 2001
US Patent No. 7,041,493 issued May 9, 2006

UMBC Ref. 2385GR
Ratiometric Fluorescence pH Sensor for Non-Invasive Monitoring
US Patent Application No. 10/609,720, filed June 30, 2003; Publication No. 2005-0090014

UMBC Ref. 2441IK
Ion-Sensitive Fluorescence Optical Sensor
US Patent No. 7,029,630 issued April 18, 2006

UMBC Ref. No 2396GR
Device and Method for On-line Non-Invasive Measurement of Cell Mass in Culture Vessels
US Patent Application No. 60/374,593, filed April 22, 2002

UMBC Ref. No. 2391GR
High-Stability, Non-Invasive Autoclavable Naked Optical CO2 Sensors US Patent Application No. _______ filed ____________

UMBC Ref. No. 2405GR
Wireless/Remote Fluid Addition Module
US Patent Application No. _______ filed ____________